Exhibit 10.3
EDISON INTERNATIONAL

EXECUTIVE INCENTIVE COMPENSATION PLAN

As Amended and Restated Effective January 1, 2026

WHEREAS, it has been determined that it is in the best interest of Edison International ("EIX") and its affiliates to offer and maintain competitive executive compensation programs designed to attract and retain qualified executives;

WHEREAS, it has been determined that providing financial incentives to executives that reinforce and recognize corporate, organizational and individual performance and accomplishments will enhance the financial and operational performance of EIX and its affiliates; and

WHEREAS, it has been determined that an incentive compensation program would encourage the attainment of short-term corporate goals and objectives;

NOW, THEREFORE, the Edison International Executive Incentive Compensation Plan has been established by the Compensation and Executive Personnel Committee of the Board of Directors originally effective January 1, 1997, and made available to eligible executives of EIX and its participating affiliates subject to the following terms and conditions:

1. Definitions. When capitalized herein, the following terms are defined as indicated:

“Board” means the Board of Directors of a Company (or a committee thereof acting within its delegated authority).

“CEO” means the chief executive officer of a Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means EIX or a participating affiliate.

“Committee” means the Compensation and Executive Personnel Committee of the EIX Board of Directors. Where the context requires with respect to officers and other participating employees of SCE, “Committee” shall also mean the Compensation and Executive Personnel Committee of the SCE Board.

“Covered Officer” means an individual who is a “Covered Officer” of EIX or SCE as defined in the EIX or SCE Committee Charter.

“Covered Participant” means an individual who is or was (i) a vice president or officer with a more senior title at EIX, SCE or Edison Energy Support Services, LLC (“EESS”), (ii) the chief financial officer or the general counsel of Edison Energy, LLC (d/b/a Trio) (“Trio”), or (iii) a senior vice president or officer with a more senior title at Trio.

1

“EIX CEO” means the chief executive officer of EIX.

“Misconduct” as to a Covered Participant means (a) the occurrence of any act or omission by the Covered Participant that could reasonably be expected to result in (or has resulted in) such Covered Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or for any indictable offense or crime involving moral turpitude; (b) the Covered Participant’s commission of an act of fraud, embezzlement, misappropriation, or breach of fiduciary duty against a Company or any of its subsidiaries or affiliates or any of their officers, directors, employees, customers, suppliers, insurers or agents; or (c) any violation by the Covered Participant of a provision in the EIX Code of Conduct, as in effect from time to time (or, as to a Covered Participant employed by an affiliate of EIX who is subject to a Code of Conduct maintained by an affiliate of EIX at the applicable time, the Covered Participant’s violation of a provision of such affiliate’s Code of Conduct as then in effect).

“Participant” means the CEO, president, executive vice presidents, senior vice presidents, elected vice presidents, and senior managers whose participation in this Plan has been approved by the Committee, the EIX CEO or the Board.

“Plan” means this Edison International Executive Incentive Compensation Plan.

“Qualifying Transaction” with respect to a Company (other than EIX or SCE) shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:
(i)    Any Person other than EIX or a subsidiary of EIX becomes the Beneficial Owner, directly or indirectly, of securities of such Company representing more than fifty percent (50%) of the combined voting power of such Company’s then outstanding securities. For purposes of this clause, “Person” shall mean any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), except that such term shall not include one or more underwriters acquiring newly issued voting securities (or securities convertible into voting securities) directly from such Company, EIX, or one of its subsidiaries with a view towards distribution; and the term “Beneficial Owner” shall mean as defined under Rule 13d-3 promulgated under the Exchange Act.

(ii)    All or substantially all of such Company’s assets are sold in one or a series of related transactions to a Person other than EIX or one of its subsidiaries; or such Company is merged, consolidated, or reorganized with or involving any other Person that is not affiliated with EIX, other than a merger, consolidation, or reorganization that results in the voting securities of such Company

2

outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of such Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

A Company shall cease to be deemed an affiliate of EIX for purposes of this Plan, and shall cease to be a participating affiliate in this Plan, on and after the closing date of a Qualifying Transaction of such Company.

“Recoupment Administrator” means the Committee or other body, individual or individuals, as the case may be, to whom the authority to determine whether to recoup compensation due to misconduct has been delegated by the Committee for purposes of this Plan.

“Sale-Related Termination” means, in the context of a Qualifying Transaction of a Company, a termination of a Participant’s employment with EIX and its affiliates that meets both of the following conditions: (i) the Participant is employed by (or provides services as a secondee, pursuant to a written secondment agreement with EIX or one of its affiliates, to) such Company undergoing the Qualifying Transaction and (ii) the termination occurs on or immediately following the closing date of such Qualifying Transaction following the Participant’s acceptance of an offer of employment from the Third Party Purchaser in connection with such Qualifying Transaction.

“SCE” means Southern California Edison Company.

“Third Party Purchaser” means, in the case of a particular Qualifying Transaction, the Person that participates in the consummation of such Qualifying Transaction (i.e., the acquiring entity), or a member of the controlled group of such Person (as determined immediately following the Qualifying Transaction); provided, that the term “Third Party Purchaser” shall not include EIX or any of its affiliates (as determined immediately following the Qualifying Transaction).

2. Eligibility. Except as otherwise expressly provided herein, to be eligible for any incentive award with respect to a particular calendar year (the “Performance Year”), an individual must (a) have been employed by the Company as a Participant for the entire Performance Year, and (b) continue to be employed by EIX, SCE, or one of their respective subsidiaries through the date that the Company pays incentive awards under the Plan with respect to that Performance Year generally (which, as provided in Section 5 below, occurs within two and one-half months following the end of the Performance Year) (the “Vesting Date”). Except as otherwise expressly provided herein, in no event will a Participant or any other individual be entitled to, or be considered to have earned all or any portion of, an incentive award under the Plan with respect to a particular Performance Year unless (x) the Participant satisfies both of the eligibility requirements set forth in the preceding sentence and (y) solely with respect to a Participant who is a Covered Participant, the Covered Participant does not engage in Misconduct during or following the particular Performance Year.

3

Notwithstanding the foregoing, a Participant may nonetheless be eligible to receive an incentive award under this Plan as follows:

(i)    In the event an individual first becomes a Participant after the start of the Performance Year but the individual otherwise satisfies the eligibility requirements set forth in the first paragraph in this Section 2, a pro-rata award may be made at the discretion of the Committee or an individual (and, if applicable, Board) having the authority to approve the Participant's award pursuant to Section 5 below.
(ii)    Pro-rata awards may also be distributed to Participants who during the Performance Year retired, died, or had their employment transferred between a Company and a non-participating affiliate of EIX.
(iii)    A full award may be distributed to a Participant who was employed by the Company as a Participant for the entire Performance Year but who was not employed by EIX, SCE, or one of their respective subsidiaries through the applicable Vesting Date due to retirement or death.

The determination of whether any pro-rata or full award will be paid in any such circumstances will be determined in the discretion of the Committee or an individual (and, if applicable, Board) having the authority to approve the Participant's award pursuant to Section 5 below had such retirement, death, or transfer of employment not occurred.

Notwithstanding the eligibility requirements set forth in the first paragraph of this Section 2 but subject to the Release Requirement set forth below, a Participant who experiences a Sale-Related Termination prior to the Vesting Date shall be eligible to receive either:

(A)    In the event the Sale-Related Termination occurs during the Performance Year, a pro-rata award based on (A) the number of calendar days that elapsed in the Performance Year between the start of that year and the date of the Sale-Related Termination and (B) the Participant’s target award level for the Performance Year (as a percentage of base salary as in effect on the date of the Sale-Related Termination) multiplied by the Participant’s annualized base salary in effect on the date of the Sale-Related Termination (the “Pro-Rata Sale Bonus”).

(B)    In the event the Sale-Related Termination occurs after the Performance Year but prior to the Vesting Date, a full award based on the Participant’s target award level for the Performance Year (as a percentage of base salary as in effect on the date of the Sale-Related Termination) multiplied by the Participant’s annualized base salary in effect on the date of the Sale-Related Termination (the “Full Sale Bonus”)

The payment of the Pro-Rata Sales Bonus or Full Sale Bonus to the Participant is subject to the Participant’s timely (as provided below) execution, delivery, and non-revocation of a release of claims in a form specified by the Company, which form will be similar to the form attached to the EIX 2008 Executive Severance Plan (or any similar successor plan)

4

(the “Release Requirement”). EIX or the applicable affiliate will provide the applicable form of release of claims to the Participant on or before the seventh day following the Participant’s Sale-Related Termination. The Participant must execute the release of claims, and return the executed release of claims to EIX (or the applicable affiliate that provided the release of claims), not later than 45 days after the Participant’s receipt of the release of claims. EIX and its affiliates may modify the form of release of claims from time to time to comply with applicable laws, rules and regulations. A Participant who is otherwise eligible to receive an award pursuant to either Section 2(ii) or (iii) above shall not be eligible to receive a Pro-Rata Sales Bonus or Full Sale Bonus.

3. Company Performance Goals. The CEOs will develop recommended Company performance goals. In consultation with the EIX CEO, the Committee will select specific performance goals for the Performance Year. The performance goals should represent relatively optimistic, but reasonably attainable goals, the accomplishment of which is intended to contribute significantly to the attainment of Company strategic objectives. In the event a Covered Officer provides services to a Company that is not such Covered Officer’s employer (the “Non-Employing Entity”), then the Committee may delegate to the EIX CEO the selection of specific performance goals of the Non-Employing Entity with respect to such Covered Officer but only to the extent that the Committee determines that such specific performance goals for such officer may be based on the performance of the Non-Employing Entity.

4. Individual Incentive Award Levels. Company, organizational and individual performance relative to the pre-established goals will determine the award a Participant can receive. The Committee, the CEO of a Company, or a designee, as permitted in accordance with the Committee Charter or other applicable controlling document, will establish target award levels for the Performance Year as a percentage of base salary. If a Participant is promoted during the Performance Year or otherwise becomes entitled to receive a higher/lower base salary and/or target award level during the Performance Period, that Participant’s incentive award for that Performance Year may be calculated based on the Participant's weighted average base salary and target award level, taking into account the base salary and target award level during the portion of the Performance Year preceding the promotion and/or change in base salary and/or target award level, and the base salary and target award level(s) during the remainder of such Performance Year. Notwithstanding any provisions in this Plan to the contrary, if a participant is on a disability leave for all or a portion of a Performance Year, any incentive award for the Participant for that Performance Year will (unless otherwise required by applicable law) be calculated by excluding the Participant’s base salary for the period(s) on such leave (for clarity, compensation pursuant to a disability plan or program is never taken into account for determining an award under this Plan). All awards are discretionary.

5. Approval and Payment of Individual Awards. During the first quarter of the year following the completion of the Performance Year (other than with respect to a Pro-Rata Sale Bonus or Full Sale Bonus), the EIX CEO, in consultation with the other CEOs, will assess the degree to which individual and corporate goals and objectives have been

5

achieved. Incentive award recommendations for Participants will be developed. The Committee will receive a report from the EIX CEO as to Company performance, will deliberate on management recommendations, and will approve awards for Covered Officers. Awards to other Participants will be approved by the CEO of the respective Company, or a designee, as permitted in accordance with the Committee Charter or other applicable controlling document; provided, however, that if the selection of performance goals for a Company has been delegated to the EIX CEO, then the awards to officers of that Company who are not also officers of EIX or SCE will require the approval of the EIX CEO and the Board of the applicable Company. All decisions of the Committee, the EIX CEO, and the other CEOs regarding individual incentive awards will be final and conclusive (in the case of the EIX CEO and the other CEOs, as to awards for which the particular CEO has the authority to approve). Such incentive award payments will be made as soon as practical following the appropriate approval (and in all events within two and one-half months after the end of the Performance Year to which the award relates). Payment will be made in cash except to the extent an eligible Participant has previously elected to defer payment of some or all of the award pursuant to the terms of a deferred compensation plan of the Company.

A Pro-Rata Sale Bonus or Full Sale Bonus shall be paid to a Participant within 65 days of such individual’s Sale-Related Termination, subject to the satisfaction of the Release Requirement. If the period during which the Participant has to consider the release of claims plus any revocation period afforded by applicable law spans two different calendar years, payment of the Pro-Rata Sale Bonus or Full Sale Bonus shall be made in the time otherwise prescribed but in the second of those two calendar years to the extent required to avoid any tax, penalty or interest under Section 409A of the Code.

Award payments made will be subject to any income or payroll tax withholding or other deductions as may be required by Federal, State or local law. Any such payment shall be deemed an unearned advance, and, with respect to a Covered Participant, any such unearned advance shall be subject to recoupment pursuant to Section 15 of this Plan. Any incentive award amount deferred pursuant to the terms of a deferred compensation plan of the Company by a Covered Participant shall be subject to forfeiture pursuant to Section 15 of the Plan. By continuing to be employed by EIX, SCE, or one of their respective subsidiaries after the terms of this Plan have been communicated to a Covered Participant, such Covered Participant agrees and consents to the enforcement and implementation of the provisions set forth in Section 15 of the Plan without further consent or action being required of the Covered Participant, and the Covered Participant further agrees that none of the Companies (nor any of their respective subsidiaries) shall indemnify such Covered Participant against the loss of any amounts recouped pursuant to Section 15 of the Plan.

Awards under this Plan will not be considered to be salary or other compensation for the purpose of computing benefits to which the Participant may be entitled under any qualified Company retirement plan, including but not limited to the SCE Retirement Plan, the Edison 401(k) Savings Plan, or any other plan or arrangement of the Company for the benefit of its employees if such plan or arrangement is a plan qualified under Section 401(a) of the Code and is a trust exempt from Federal income tax under Section 501(a) of

6

the Code. Awards may be considered compensation for nonqualified plan purposes depending on the terms and conditions of the particular nonqualified plan.

6. No Right to Assets. An award payable to a Participant under this Plan shall constitute an unsecured general obligation of the Participant’s employer (EIX or its affiliate, as the case may be, or, in the case of a former employee, the affiliate that last employed the Participant) (the applicable entity, the "Employer"), and no special fund or trust will be created, nor will any notes or securities be issued with respect to any awards. Participants will be no more than unsecured general creditors of the Employer with no special or prior right to any assets of the Employer for payment of any obligations hereunder. No Participant (or beneficiary of a Participant) will have a claim to benefits from any other affiliate. EIX is not a guarantor of the benefit obligations of other participating affiliates. By participating in, and by accepting any benefits under, this Plan, Participants consent to EIX sponsorship of this Plan, but acknowledge that EIX is not a guarantor of the benefit obligations of other participating affiliates. Each affiliate is responsible for payment of the accrued benefits under this Plan with respect to its own employees subject to the terms and conditions set forth herein. Notwithstanding the foregoing or anything in the definition of “Employer” to the contrary, and at the sole discretion of EIX, EIX may determine that for purposes of benefits payable under this Plan, EIX shall be deemed to be the Employer obligated to pay such benefits. Such an election by EIX may be made, in EIX’s sole discretion, as to all Plan benefits, as to only certain benefits, and/or as to only certain affiliates or Participants, and will be deemed an assumption of the specified benefit obligations of the applicable affiliates. Subject to the further provisions hereof, EIX will be solely obligated to pay any such benefits and no Participant (or beneficiary) will have a claim as to any other affiliate with respect to such benefits. Upon an election by EIX under this Section 6, benefits covered by the election will be paid from the general funds of EIX (and not the affiliate that would otherwise pay the benefits), provided that EIX may require that as between EIX and the affiliate that would otherwise pay such benefits, the affiliate will be responsible to pay EIX for the assumption of such obligations in accordance with funding arrangements determined by EIX at the time of election or any time thereafter. To the extent such affiliate fails to comply with such funding arrangements or obtains any refund or offset of payments made from the affiliate to EIX without the consent of EIX, the affiliate that would otherwise be responsible for payment of benefits to the applicable Participant will remain responsible for such benefits. EIX will effectuate any such election pursuant to this Section 6 by providing written notice to the Committee and the applicable affiliates regarding the effective date of such election, and the benefits, affiliates and Participants for which the election is applicable. The funding arrangements established by EIX at the time of its election, or from time to time thereafter, will set forth the method by which the affiliates will remit funds to EIX in consideration of benefit obligations that are assumed by EIX.

7. Plan Modifications and Adjustments. In order to ensure the incentive features of the Plan, avoid distortion in its operation and compensate for or reflect extraordinary changes which may have occurred during the Performance Year, the Committee may make adjustments to the Company performance goals or results or other Plan terms and conditions before, during or after the end of the Performance Year to the extent it determines appropriate in its sole discretion. If, pursuant to Section 3 above, the

7

Committee has delegated the selection of performance goals for a Company to the EIX CEO, then this Section 7 authorizes the EIX CEO to make adjustments to that Company’s performance goals or results at any time in his or her sole discretion. Adjustments to performance goals, performance results, and other Plan terms and conditions made pursuant to the preceding provisions of this Section 7 shall be conclusive and binding upon all parties concerned. The Plan may be modified or terminated by the Committee at any time.

8. Plan Administration. Except as otherwise provided in other Sections of this Plan, administration of the Plan is delegated to the senior officer of EIX responsible for Human Resources (and to the EIX director responsible for executive compensation (the “EIX EC Director”) if EIX does not have an officer responsible for Human Resources other than the EIX CEO) and designees acting under his/her (or the EIX EC Director’s) direction. Such officer is authorized (and the EIX EC Director is authorized) to approve ministerial amendments to the Plan, to interpret Plan provisions, and to approve changes as may be required by law or regulation. Any decision or determination under or with respect to the Plan, as well as any interpretation of the Plan, by any Board, Committee or CEO, or by the senior officer of EIX responsible for Human Resources (or the EIX EC Director), in each case within its, his or her authority under or with respect to the Plan, shall be conclusive and binding upon all parties concerned. No Company, Board, Committee or individual shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan.

9. Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of the Company and Participant.

Notwithstanding the foregoing, any right to receive payment hereunder is hereby expressly declared to be personal, nonassignable and nontransferable, except by will, intestacy, or as otherwise required by law, and in the event of any attempted assignment, alienation or transfer of such rights contrary to the provisions hereof, the Company shall have no further liability for payments hereunder.

10. Beneficiaries. Any award approved following the death of a Participant will be made to the Participant's most recently designated beneficiary or beneficiaries under the 2007 Performance Incentive Plan (or any successor equity incentive plan) of the Company. If no beneficiary has been designated by the Participant, or if no beneficiary survives the Participant, or if a designated beneficiary should die after surviving the Participant but before the award has been paid, any award approved will be paid in a lump-sum payment to the Participant's estate as soon as practicable.

11. Capacity. If any person entitled to payments under this Plan is incapacitated and unable to use such payments in his or her own best interest, the Company may direct that payments (or any portion) be made to that person's legal guardian or conservator, or that person's spouse, as an alternative to the payment to the person unable to use the payments. Court-appointed guardianship or conservatorship may be required by the

8

Company before payment is made. The Company shall have no obligation to supervise the use of such payments.

12. No Right of Employment. Nothing contained herein shall be construed as conferring upon the Participant the right to continue in the employ of the Company as an officer or manager of the Company or in any other capacity.

13. Severability and Controlling Law. The various provisions of this Plan are severable in their entirety. Any determination of invalidity or unenforceability of any one provision will have no effect on the continuing force and effect of the remaining provisions. This Plan shall be governed by the laws of the State of California.

14. Section 409A. The Company’s intent is that any payments and benefits paid under this Plan be exempt from, or comply with, Section 409A of the Code so as to not result in any tax, penalty or interest thereunder. To the maximum extent permitted, this Plan will be interpreted and administered consistent with such intent.

15. Recoupment. Notwithstanding any provision of this Plan to the contrary, and only to the extent enforceable under and consistent with applicable law (including, but not limited to, Sections 16600 - 16608 of the California Business and Professions Code, to the extent such provisions are applicable to the Covered Participant and are not pre-empted by applicable Federal law), any award to a Covered Participant under this Plan, and any payment that may be made in respect of an award under this Plan to such Covered Participant, shall be subject to recoupment by the Company or forfeiture by such Covered Participant in the event that (a) such Covered Participant’s employment with EIX, SCE, and their respective subsidiaries is terminated by the Employer or if such Covered Participant is placed on unpaid leave by the Employer and (b) the applicable Recoupment Administrator determines that such termination or unpaid leave placement arose from such Covered Participant having engaged in Misconduct. In such circumstances, the applicable Recoupment Administrator shall determine the extent (if any) to which an award to the Covered Participant under this Plan and/or any payment that may be made to the Covered Participant in respect of an award under this Plan shall be forfeited or recouped. To the extent a payment made to the Covered Participant in respect of an award under this Plan is to be recouped, the Covered Participant shall promptly pay to the Company the amount of the required recoupment. In addition, any award under this Plan, and any payment that may be made in respect of an award under this Plan, shall also be subject to any recoupment, “clawback” or similar provisions of applicable law, as well as the EIX and SCE Incentive Compensation Recoupment Policy for Accounting Restatements, as in effect from time to time (such policy, the “Mandatory Recoupment Policy”), and any other recoupment or similar policies of the Company that may be in effect from time to time; provided, however, that any portion of an award or payment under this Plan that is recouped pursuant to the Mandatory Recoupment Policy or as required by applicable law shall not be subject to further recoupment or forfeiture under this Section 15 or any other recoupment, “clawback” or similar policies of the Company that may be in effect from time to time.

9

IN WITNESS WHEREOF, EIX has amended this Plan as of the 25th day of February, 2026.

                    EDISON INTERNATIONAL

                    /s/ Natalie K. Schilling
                    Natalie K. Schilling
                    Senior Vice President, Human Resources

10